Registration No. 333-25237
As filed with the Securities and Exchange Commission on May 20, 1997


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO.1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             LASERSIGHT INCORPORATED
             (Exact name of registrant as specified in its charter)
   Delaware                         3845                        65-0273162
(State or other        (Primary Standard Industrial          (I.R.S. Employer
jurisdiction of        Classification Code Number)        Identification Number)
incorporation or
organization)
                               12161 Lackland Road
                            St. Louis, Missouri 63146
                                 (314) 469-3220
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Mr. Gregory L. Wilson                                      Copies to:
 Chief Financial Officer                              Jacques K. Meguire, Esq.
 LaserSight Incorporated                           Sonnenschein Nath & Rosenthal
   12161 Lackland Road                                    8000 Sears Tower
St. Louis, Missouri 63146                             Chicago, Illinois 60606
      (314) 469-3220                                       (312) 876-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale to public:
   From time to time after the Registration Statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             LASERSIGHT INCORPORATED

                              CROSS-REFERENCE SHEET

                  Showing Location in Prospectus of Information
              Required by Items of Form S-3 Registration Statement



Form S-3 Item Number and Caption              Caption or Location In Prospectus
--------------------------------              ---------------------------------

1.    Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus...........................   Outside Front Cover Page

2.    Inside Front and Outside Back Cover
      Pages of Prospectus..................   Inside Front and Outside Back
                                              Cover Pages

3.    Summary Information; Risk Factors;
      Ratio of Earnings to Fixed Charges...   Outside Front Cover Page and
                                              Prospectus Summary; Risk Factors;
                                              not applicable

4.    Use of Proceeds......................   Use of Proceeds

5.    Determination of Offering Price......   Not applicable.

6.    Dilution.............................   Not applicable.

7.    Selling Security Holders.............   Selling Shareholder

8.    Plan of Distribution.................   Outside Front Cover Page; Plan of
                                              Distribution

9.    Description of Securities to be
      Registered...........................   Description of Securities

10.   Interest of Named Experts and Counsel.  Not applicable.

11.   Material Changes......................  Not applicable.

12.   Incorporation of Certain Information
      by Reference..........................  Documents Incorporated by
                                              Reference.

13.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...........................  Not applicable.

                                DATED MAY 20, 1997





PROSPECTUS
                                  82,593 Shares
                             LASERSIGHT INCORPORATED
                         Common Stock ($.001 par value)

      This Prospectus relates to an aggregate of 82,593 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of LaserSight Incorporated, a Delaware corporation (the "Company") being offered for sale from time to time by the selling shareholder named in this Prospectus (the "Selling Shareholder").

      The Company will not receive any proceeds from any sale of Shares by the Selling Shareholder. The Company has been advised by the Selling Shareholder that there are no underwriting arrangements with respect to the sale of Common Stock, that the Shares may be offered hereby from time to time for the account of the Selling Shareholder in transactions on The Nasdaq Stock Market, in negotiated transactions or a combination of both at prices related to prevailing market prices, or at negotiated prices. See "Selling Shareholder" and "Plan of Distribution." The Company will pay the expenses in connection with the registration of the Shares (other than any underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors, if any, to the
Selling Shareholder) estimated to be     $13,000.


      The Common Stock is traded on The Nasdaq Stock Market under the symbol "LASE." On May 19, 1997, the closing sale price for the Common Stock was $6.5625 per share.


THE SHARES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"  BEGINNING ON PAGE
4.
                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.




                  The date of this Prospectus is May 20, 1997.

                                TABLE OF CONTENTS
                                -----------------


Documents Incorporated by Reference                Plan of Distribution
The Company                                        Selling Shareholder
The Offering                                       Legal Matters
Risk Factors                                       Experts
Use of Proceeds                                    Available Information
Description of Securities


     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offerings described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling
Shareholder. Neither the delivery of this Prospectus nor any offer, sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of the Company since the date of this Prospectus, or that the information herein is correct as of any time subsequent to such date.

                       DOCUMENTS INCORPORATED BY REFERENCE
                       -----------------------------------

     The following documents of the Company filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Prospectus:

     A. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;


     B. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     C. The Company's Current Reports on Form 8-K filed on February 25, March 18, March 27, April 8 and April 25, 1997;

     D. The description of the Common Stock contained in the Company's Form 8-A/A (Amend. No. 2) filed on April 26, 1996.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Prospectus by reference modifies or replaces such statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference into the information that this Prospectus incorporates). Written requests for such copies should be directed to Secretary, LaserSight Incorporated, 12161 Lackland Road, St. Louis, Missouri 63146; telephone no: (314) 469-3220.


                                   THE COMPANY
                                   -----------

     LaserSight Incorporated and its subsidiaries operate in two major operating segments: technology and health care services. The Company's principal wholly-owned operating subsidiaries include: LaserSight Technologies, Inc. ("LaserSight Technologies"), MRF, Inc. ("MRF" or "The Farris Group"), and MEC Health Care, Inc. ("MEC"), and LSI Acquisition, Inc. ("NNJEI").

     The technology segment of the Company's operations includes LaserSight Technologies and related subsidiaries. These entities develop, manufacture and market ophthalmic lasers with a galvanometric scanning system primarily for use in performing photorefractive keratectomy ("PRK") which utilizes a one millimeter scanning laser beam to ablate microscopic layers of corneal tissue in order to reshape the cornea and to correct the eye's point of focus in persons with myopia (nearsightedness), hyperopia (farsightedness) and astigmatism.

     The health care services segment includes MEC, NNJEI and MRF. MEC is a total vision care managed care company which manages complete vision care programs for health maintenance organizations ("HMOs") and other insured enrollees. NNJEI is a physician practice management company which currently manages the ophthalmic practice known as "Northern New Jersey Eye Institute" under a service agreement. MRF is a consulting firm that develops and implements vertical integration strategies for hospitals and managed care companies, including the identification, negotiation and acquisition of physician practices and the development of physician networks.

     The Company was incorporated in Delaware in September 1987, but was inactive until June 1991. In April 1993, the Company acquired its LaserSight Centers Incorporated ("LaserSight Centers") subsidiary in a stock-for-stock exchange. In February 1994, the Company acquired the stock of MRF, Inc. In July 1994, the Company was reorganized as a holding company. In October 1995, the Company acquired its MEC subsidiary in a merger. In July 1996, the Company acquired the assets of the ophthalmic practice known as the Northern New Jersey Eye Institute through a subsidiary.

     As used herein, the term the "Company" refers to LaserSight Incorporated and its subsidiaries, unless the context otherwise requires. The Company's principal offices and mailing address are 12161 Lackland Road, St. Louis, Missouri 63146, and its telephone number is (314) 469-3220.


                                  THE OFFERING
                                  ------------


Common Stock outstanding as of May 19, 1997        9,360,685 shares


Shares Offered by the Selling Shareholder          82,593

Risk Factors                                       The  Shares  involve a high
                                                   degree  of risk.  Investors
                                                   should  carefully  consider
                                                   the  information  set forth
                                                   under "Risk Factors."

The Nasdaq Stock Market trading symbol             LASE

                                  RISK FACTORS
                                  ------------

The Shares offered hereby involve a high degree of risk. In addition, this Prospectus contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) which involve risks and uncertainties. Included in the following Risk Factors are factors that could affect the Company's actual results and could cause the Company's actual results to differ in material respects from the results discussed in any forward-looking statements made by, or on behalf of, the Company in this Prospectus and the documents incorporated by reference herein. In addition to the other information contained or incorporated by reference in this Prospectus, potential purchasers of the Shares should carefully consider the following risk factors:

Company-Related Uncertainties
-----------------------------


     Operating Results. The Company incurred a loss of $4,074,369 and $648,022 during 1996 and the first quarter of 1997, respectively. In addition, although the Company achieved profitability in 1995 and 1994, the Company incurred losses in 1991 through 1993. As of March 31, 1997, the Company had an accumulated deficit of $5,260,852. There can be no assurance that the Company can regain or sustain profitability.

     Receivables. At March 31, 1997, the Company's trade accounts and notes receivable aggregated approximately $10,666,000, net of total allowances for collection losses and returns of approximately $1,566,000. Accrued commissions, the payment of which generally depends on the collection of such net trade accounts and notes receivable, aggregated approximately $1,509,000 at March 31, 1997. Exposure to collection losses on technology-related receivables is principally dependent on its customers' ongoing financial condition and their ability to generate revenues from the Company's laser systems. The Company's ability to evaluate the financial condition of prospective customers located outside of the United States is generally more limited than for customers located in the United States. The Company monitors the status of its receivables and maintains a reserve for estimated losses. The Company's operating history has been relatively short. There can be no assurance that the current reserves for estimated losses ($1,409,000 at March 31, 1997) will be sufficient to cover actual write-offs over time. Actual write-offs that materially exceed amounts reserved could have a material adverse effect on the Company's consolidated financial condition and results of operations.


     Possible Issuance of Stock--LaserSight Centers. The Company has agreed, based on a previously-reported acquisition agreement (the "Centers Agreement") entered into in 1993 and modified in July 1995 and March 1997, to issue to the former shareholders and option holders (including two trusts related to the Chairman of the Board of the Company and certain former officers and directors of the Company) of LaserSight Centers, the Company's development-stage subsidiary, up to 600,000 unregistered shares of Common Stock (the "Centers Earnout Shares") based on the Company's future pre-tax operating income through March 2002 from performing PRK, PTK or other refractive laser surgical procedures. The Centers Earnout Shares are to be issued at the rate of one share per $4.00 of such operating income. There can be no assurance that the issuance of Centers Earnout Shares will be accompanied by an increase in the Company's per share operating results. The Company is not obligated to pursue strategies that may result in the issuance of Centers Earnout Shares. It may be in the interest of the Chairman of the Board for the Company to pursue business strategies that maximize the issuance of Centers Earnout Shares.

     Possible Issuance of Stock--Florida Laser Partners. Based on a previously-reported royalty agreement entered into in 1993 and modified in July 1995 and March 1997, the Company is obligated to pay to a partnership whose partners include the Chairman of the Board of the Company and certain former officers and directors of the Company a royalty of up to $43 (payable in cash or shares of Common Stock based on its then-current market value (the "Royalty

Shares"), for each eye on which laser refractive optical surgical procedure is conducted on an excimer laser system owned or operated by LaserSight Centers or its affiliates. This payment obligation does not arise until the earlier of March 2002 or the delivery of the remaining Centers Earnout Shares. There can be no assurance that the issuance of Royalty Shares will be accompanied by an increase in the Company's per share operating results. It may be in the interest of the Chairman of the Board for the Company to pursue business strategies that maximize the issuance of Royalty Shares.

     Possible Issuance of Stock--The Farris Group. To the extent that an earnout provision relating to the Company's acquisition of The Farris Group in 1994 is satisfied based on certain annual pre-tax income targets through December 31, 1998, the Company would be required to issue to the former owner of such company (Mr. Michael R. Farris, the President and Chief Executive Officer of the Company) an aggregate of up to 750,000 shares of Common Stock (collectively, the "Farris Earnout Shares"). To date 406,700 Farris Earnout Shares have been issued based on the operating results of the Farris Group through December 31, 1995. As a result of the loss incurred by The Farris Group during 1996, no Farris Earnout Shares became issuable for such year. If additional Farris Earnout Shares become issuable, goodwill and the resulting amortization expense will increase.

     Contingent Commitments to Issue Additional Shares. The Company has agreed in connection with its acquisition of the assets of the Northern New Jersey Eye Institute in July 1996 to issue up to 102,798 additional shares of Common Stock if the fair market value of the Common Stock in July 1998 is less than $15 per share. In connection with its proposed acquisition of Intermountain Managed Eyecare, L.L.C., the Company expects to issue up to 78,750 additional shares of Common Stock or pay up to $157,500 in cash if the fair market value on the second anniversary of the closing date of the 80,000 shares of Common Stock expected to be issued in connection with the acquisition is less than $5.94 per share. The Company may from time to time in the future include similar provisions in other acquisitions. Investors who benefit from such provisions effectively receive limited protection from declines in the market price of the Common Stock, but other investors can expect to incur dilution of their ownership interest in the event of a decline in the price of the Common Stock.


     Possible additional capital. The Company is exploring alternative sources of capital to fund its product development activities, to fund the $14.9 million purchase price for its purchase of certain patents from IBM (see "--Purchase of Patent Rights from IBM" below), to consummate future strategic acquisitions, and to accelerate its implementation of managed care strategies. Except for the asset-backed financing of up to $8 million from Foothill Capital, which closed on April 1, 1997, the Company has no present commitments to obtain such capital, and no assurance can be given that the Company will be able to obtain additional capital on terms satisfactory to the Company. To the extent that future financing requirements are satisfied through the sale of equity securities, holders of Common Stock may experience significant dilution in earnings per share and in net book value per share. The Foothill Capital financing or other debt financing could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns.


     Dependence on Key Personnel. The Company is dependent on its executive officers and other key employees, especially Michael R. Farris, its President and Chief Executive Officer. A loss of one or more such officers or key employees, especially of Mr. Farris, could have a material adverse effect on the Company's business. The Company does not currently carry "key man" insurance on Mr. Farris or any other officers or key employees.

Health Care Services-Related Uncertainties
------------------------------------------

     Risks Associated with Managed Care Contracts. As an increasing percentage of optometric and ophthalmologic patients are coming under the control of managed care entities, the Company believes that its success will, in part, depend on the Company's ability to negotiate contracts with HMOs, employer groups and other private third-party payors pursuant to which services will be provided on a risk-sharing or capitated basis. Under some of such agreements, the eye care provider accepts a predetermined amount per month per patient in exchange for providing all necessary covered services to the enrolled patients. Such contracts pass much of the risk of providing care from the payor to the provider. The proliferation of such contracts in markets served by the Company could result in greater predictability of revenues, but greater unpredictability of expenses. There can, however, be no assurance that the Company will be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than anticipated, operating margins may be reduced or, in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, the Company may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts and could have a material adverse affect on the Company's results of operations.

     Health Care Regulation. The health care industry is subject to "anti-referral" and "anti-kickback" laws governing patient referrals, and other laws concerning fee splitting with non-physicians. Although LaserSight believes that its operations are in substantial compliance with existing applicable laws, LaserSight's business operations have not been the subject of judicial or regulatory review. There can be no assurance that such a review of LaserSight's business would not result in determinations that could adversely affect the operations of LaserSight or that the health care regulatory environment will not change so as to restrict LaserSight's existing operations or their expansion. Aspects of certain health care reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect LaserSight.

     Insurance Regulation. Federal and State laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators in the states in which the Company operates would not apply these laws to require licensure of the Company's health care operations as an HMO, an insurer or a provider network. The Company believes that it is in compliance with these laws in the states in which it presently does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which the Company may expand its managed care operations will not require licensing or a restructuring of some or all of the Company's managed care operations, or that if licensing is required, that the Company could complete such licensing in a timely manner. In addition, there can be no assurance that the Company's strategy to expand its managed vision care business will not subject it to regulation in other states.

Technology-Related Uncertainties
--------------------------------

     Government Regulation. The Company's laser products are subject to strict governmental regulations which materially affect the Company's ability to manufacture and market these products and directly impact the Company's overall prospects. All laser devices to be marketed in interstate commerce are subject to the laser regulations required by the Radiation Control for Health and Safety Act, as administered by the U.S. Food and Drug Administration (the "FDA"). Such Act imposes design and performance standards, labeling and reporting requirements, and submission conditions in advance of marketing for all medical laser products. The Company's laser systems produced for medical use will require pre-market approval by the FDA if marketed in the United States. Each separate medical device requires a separate FDA submission, and specific protocols have to be submitted to the FDA for each claim made for each medical device. In addition, laser products marketed in foreign countries are often subject to local laws governing health product development processes which may impose additional costs for overseas product development. The Company cannot determine the costs or time it will take to complete the approval process and the related clinical testing for its medical laser products. Future legislative or administrative requirements in the United States, or elsewhere, may adversely affect the Company's ability to obtain or retain regulatory approval for its laser products. The failure to obtain required approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

     Purchase of Patent Rights from IBM. On February 11, 1997 the Company executed an agreement with IBM for the purchase of certain IBM patents relating to ultraviolet light ophthalmic products and procedures for ultraviolet ablation and IBM's patent license agreements with Summit Technology, Inc. and VISX, Inc. The purchase price is $14.9 million, payable in cash on July 1, 1997. LaserSight is exploring various alternatives to enable it to fund the purchase price. There can be no assurance that such funding will be available. If the transaction does not close on or before July 1, 1997, IBM may terminate the agreement. In such event, LaserSight would be obligated to deliver to IBM shares of Common Stock and/or cash with an aggregate value of $1 million as of July 1, 1997.

     Uncertainty Concerning Patents. Should LaserSight Technologies' lasers be found to infringe upon any valid and enforceable patents held by VISX or Summit Technologies in certain international markets, or by Pillar Point Partners in the U.S., then LaserSight Technologies may be required to license such technology from them. Should such licenses not be obtained, LaserSight Technologies might be prohibited from manufacturing or marketing its PRK-UV lasers in these countries where patents are in effect.

     Competition. The vision correction industry is subject to intense, increasing competition. The Company competes against both alternative and traditional medical technologies (such as eyeglasses, contact lenses and radial keratotomy ("RK")) and other laser manufacturers. Many of the Company's competitors have existing products and distribution systems in the marketplace and are substantially larger, better financed, and better known. A number of lasers manufactured by other companies have either received, or are much further advanced in the process of receiving, FDA approval for specific procedures, and, accordingly, may have or develop a higher level of acceptance in some markets than the Company's lasers. The entry of new competitors into the markets for the Company's products could cause downward pressure on the prices of such products and a material adverse effect on Company's business, financial condition and results of operations.

     Technological Change. Technological developments in the medical and laser industries are expected to continue at a rapid pace. Newer technologies and surgical techniques could be developed which may offer better performance than the Company's laser systems. The success of any competing alternatives to PRK could have a material adverse effect on the Company's business, financial condition and results of operations.


     New Products. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its new LaserScan LSX excimer laser and other new products and enhancements, or that its new products and enhancements will be accepted in the marketplace. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced technology and products are subject to a high level of uncertainty. In addition, announcements of currently planned or other new product offerings may cause customers to defer purchasing existing Company products.


     Uncertainty of Market Acceptance. The Company believes that its achievement of profitability and growth will depend in part upon broad acceptance of PRK or LASIK in the United States and other countries. There can be no assurance that PRK or LASIK will be accepted by either the ophthalmologists or the public as an alternative to existing methods of treating refractive vision disorders. The acceptance of PRK and LASIK may be affected adversely by their cost, possible concerns relating to safety and efficacy, general resistance to surgery, the effectiveness and lower cost of alternative methods of correcting refractive vision disorders, the lack of long-term follow-up data, the possibility of unknown side effects, the current lack of third-party reimbursement for the procedures, any future unfavorable publicity involving patient outcomes from use of PRK or LASIK systems, and the possible shortages of ophthalmologists trained in the procedures. The failure of PRK or LASIK to achieve broad market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

     International Sales. International sales may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and coordinating communications among and managing international operations. Additionally, the Company's business, financial condition and international results of operations may be adversely affected by increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices, and competition. To date, all sales made by the Company have been denominated in U.S. dollars. Due to its export sales, however, the Company is subject to currency exchange rate fluctuations in the U.S. dollar, which could increase the price in local currencies of the Company's products. This could in turn result in longer payment cycles and greater difficulty in collection of receivables. See "--Receivables" above. Although the Company has not experienced any material adverse effect on its operations as a result of such regulatory, political and other factors, there can be no assurance that such factors will not have a material adverse effect on the Company's operations in the future or require the Company to modify its current business practices.

     Potential Product Liability Claims; Limited Insurance. As a producer of medical devices, the Company may face liability for damages to users of such devices in the event of product failure. The testing and use of human care products entails an inherent risk of negligence or other action. An award of damages in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company maintains product liability insurance, there can be no assurance that any such liability of the Company will be included within its insurance coverage or that damages will not exceed the limits of its coverage. The Company's current insurance coverage limitation is $1,000,000.

     Manufacturing Risks. The Company contracts with third parties for certain components used in its lasers. Several of these components are currently provided by a single vendor. If any of these sole-source suppliers were to cease providing components to the Company, the Company would have to locate and contract with a substitute supplier, and there can be no assurances that such substitute supplier could be located and qualified in a timely manner or could provide required components on commercially reasonable terms. An interruption in the supply of laser components could have a material adverse effect on the Company's business, financial condition and results of operations.

     Backlog; Concentration of Sales at End of Quarter. The Company has historically operated with little or no backlog because its products are generally shipped as orders are received. Historically, the Company has received and shipped a significant portion of its orders for a particular quarter near the end of the quarter. As a result, the Company's operating results for any quarter often depend on orders received and laser systems shipped late in that quarter. Any delay in such orders or shipments may cause a significant fluctuation in period-to-period operating results.



                                 USE OF PROCEEDS
                                 ---------------

     The Company will not receive any proceeds from any sale of the Shares by the Selling Shareholder.

                            DESCRIPTION OF SECURITIES
                            -------------------------

     The following description of the Company's capital stock is not complete and is subject in all respects to the Delaware General Corporation Law (the "DGCL") and to the provisions of the Company's Certificate of Incorporation, as amended (the "Charter"), and By-Laws.


     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $.001 par value, issuable in series. As of May 19, 1997, 9,360,685 shares of Common Stock were outstanding (not including outstanding options to acquire Common Stock or any shares of Common Stock issuable upon the conversion or exchange of outstanding preferred stock). As of May 19, 1997, the only shares of preferred stock outstanding were four (4) shares of the Series A Convertible Preferred Stock (the "Series A Preferred").


Common Stock
------------

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to share pro rata in such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock. Upon the liquidation or dissolution of the Company, the holders of Common Stock are entitled to share proportionally in all assets available for distribution to such holders. Holders of Common Stock have no preemptive, redemption or conversion rights. The outstanding shares of Common Stock issued are fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Preferred Stock
---------------

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue.

     On January 10, 1996, the Company issued and sold 116 shares of the Series A Preferred at a price of $50,000 per share. The Series A Preferred is convertible at any time into shares of Common Stock at the option of the holders thereof through January 10, 1998 ("optional conversion"). Any shares of Series A Preferred that remain outstanding on January 10, 1998 will automatically be converted into shares of Common Stock. The conversion price equals the lesser of $14.18 per share of Common Stock or 85% of the average closing price of the Common Stock during the five trading days preceding the conversion date. The conversion price as of any date shall not be less than the highest price that, if all outstanding shares of Series A Preferred were converted at such price, would result in the issuance of a number of shares of Common Stock that, when added to the number of shares of Common Stock issued in connection with all previous conversions of Series A Preferred, would exceed 1,015,736. In addition, if the conversion price in effect at the time of any optional conversion is less than or equal to a cash option price of $10.00 per share, subject to anti-dilution adjustments, the Company shall have the right, but not the obligation, to redeem for cash any or all of the shares of Series A Preferred surrendered for conversion in an amount equal to $57,500 per share to be so redeemed. The Company can, subject to certain conditions, elect to redeem all of the Series A Preferred then outstanding for cash at a premium of 35% increasing ratably from January 10, 1997 to 65% on January 10, 1998. The Company can, subject to certain conditions, cause the exchange of all of the Series A Preferred for shares of Common Stock at a premium equal to 35% on January 10, 1997 and increasing ratably thereafter to 65% on January 10, 1998. Dividends on the Series A Preferred accrue at an annual rate of 10% and are payable in cash or shares of Common Stock, at the option of the Company, at the time of conversion or redemption of the Series A Preferred. The Company will not issue more than 387,850 shares of Common Stock in payment of dividends on the Series A Preferred. Each outstanding share of Series A Preferred entitles the holder thereof to a liquidation preference equal to $50,000 plus the amount of unpaid dividends accrued on such share.

Delaware Law and Certain Charter Provisions
-------------------------------------------

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. In addition, the By-laws of the Company may, subject to the provisions of DGCL, be amended or repealed by a majority vote of the Company's Board of Directors.

     The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company also has a directors' and officers' liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

                              PLAN OF DISTRIBUTION
                              --------------------

     The Selling Shareholder received 8,628 Shares from the Company in connection with the amendment in March 1997 of a 1993 acquisition agreement (the "Amended Centers Agreement") among the Company, the Selling Stockholder and the other former shareholders and option holders (collectively, the "Former Centers Holders") of the Company's LaserSight Centers subsidiary. The Selling Shareholder received the remaining 73,965 Shares in March 1997 from the other Former Centers Holders pursuant to the Amended Centers Agreement. The Company agreed to register all of the Shares pursuant to a settlement of certain litigation between the Company and the Selling Shareholder. The Company will not receive any of the proceeds from sales of the Shares. The Shares are "restricted securities" for purposes of the Securities Act.

     Pursuant to this Prospectus, holders of the Shares may resell from time to time all or a portion of such Shares. The Company has been advised by the Selling Shareholder that there are no underwriting arrangements with respect to the sale of Common Stock and that the shares will be offered for sale in transactions on The Nasdaq Stock Market, in negotiated transactions or through a combination of both, at prices related to such prevailing market prices at the time of sale, or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation may be in excess of customary commissions). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The Selling Shareholder and any broker-dealer who acts in connection with the resale of the Shares hereunder, may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and/or profit on any resale thereof as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Shareholder.

     A supplement to this Prospectus will be filed, if required, pursuant to Rule 424 under the Securities Act disclosing (a) the name of the participating broker-dealer(s); (b) the number of Shares involved; (c) the price at which such shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and (e) other facts material to the transaction, including the name and other information regarding the Selling Shareholder.

     The Company will maintain the effectiveness of the Registration Statement until the earlier of (i) such time as all of the Shares have been disposed of in accordance with the intended methods of disposition set forth in the Registration Statement or (ii) 90 days after its effective date. In the event that any Shares remain unsold at the end of such period, the Company may file a post-effective amendment to the Registration Statement for the purpose of deregistering the Shares.

                               SELLING SHAREHOLDER
                               -------------------

     The following table sets forth certain information with regard to the beneficial ownership of Common Stock by the Selling Shareholder, and the number of shares of Common Stock to be offered by the Selling Shareholder.

                                                       Common Stock Beneficially
                          Common Stock    Shares of     Owned After the Offering
                          Beneficially     Common
                          Owned Prior       Stock         Number      Percent of
Selling Shareholder       to Offering     to be Sold    of Shares    Outstanding
-------------------       -----------     ----------    ---------    -----------

Samuel S. Duffey            86,063         82,593          3,470           *

*  Less than 1%

                                  LEGAL MATTERS
                                  -------------

     The legality of the Shares offered hereby has been passed upon for the Company by Sonnenschein Nath & Rosenthal, Chicago, Illinois.


                                     EXPERTS
                                     -------

     The consolidated financial statements of LaserSight Incorporated and subsidiaries as of December 31, 1996 and for each of the years in the two-year period then ended have been incorporated herein by reference and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of LaserSight Incorporated and subsidiaries for the year ended December 31, 1994 have been incorporated herein and in the Registration Statement in reliance upon the report of Lovelace, Roby & Company, P.A., independent certified public accountants, incorporated by reference herein and in the Registration Statement upon the authority of said firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION
                              ---------------------

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and the schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any document referred to are not necessarily complete. With respect to each such contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission, as well as other reports, proxy statements and other information filed by the Company may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained, upon payment of prescribed fees at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

     Securities and Exchange Commission registration fee...........  $    143.91
     Legal fees and expenses.......................................  $ 10,000.00
     Accountants' fees.............................................  $  2,500.00
     Miscellaneous.................................................  $    356.09
                                                                     -----------

                   Total...........................................  $ 13,000.00
                                                                     ===========

------------------------------------


     The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.



Item 16.  Exhibits
------------------

Exhibit No.                              Description
-----------                              -----------

      5.1            Opinion of Sonnenschein Nath & Rosenthal.

     23.1            Consent of KPMG Peat Marwick LLP.*

     23.2            Consent of Lovelace, Roby & Company, P.A.*

     23.3            Consent of Sonnenschein Nath & Rosenthal (see Exhibit 5.1).

     24.1            Powers of Attorney.*

------------------------------------
* As previously filed

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Amendment to Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, State of Missouri, this 20th day of May, 1997.


                                              LASERSIGHT INCORPORATED

                                 By: /s/ Gregory L. Wilson
                                    ---------------------------------------
                                    Gregory L. Wilson, Chief Financial Officer



      Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities on the dates indicated.



/s/ Michael R. Farris*                                          May 20, 1997
---------------------------------------------------
Michael R. Farris, President, Chief Executive
Officer, and Director

/s/ Francis E. O'Donnell, Jr., M.D.*                            May 20, 1997
---------------------------------------------------
Francis E. O'Donnell, Jr., M.D., Chairman of the
Board and Director

    /s/ J. Richard Crowley*                                     May 20, 1997
---------------------------------------------------
J. Richard Crowley, Director

/s/ Emanuela Dobrin-Charlton, Ph.D.*                            May 20, 1997
---------------------------------------------------
Emanuela Dobrin-Charlton, Ph.D., Director

/s/ Thomas Quinn*                                               May 20, 1997
---------------------------------------------------
Thomas Quinn, Director

/s/ David T. Pieroni*                                           May 20, 1997
---------------------------------------------------
David T. Pieroni, Director


/s/ Richard C. Lutzy*                                           May 20, 1997
---------------------------------------------------
Richard C. Lutzy, Director

/s/ Gregory L. Wilson                                           May 20, 1997
---------------------------------------------------
Gregory L. Wilson, Chief Financial Officer
(Principal accounting officer)

---------------------

*/    By: /s/ Gregory L. Wilson
     ---------------------------------------
     (Gregory L. Wilson, as Attorney-in-Fact)

                                INDEX TO EXHIBITS
                                -----------------


Exhibit
  No.                Description
  ---                -----------

 5.1         Opinion of Sonnenschein Nath & Rosenthal.
23.1         Consent of KPMG Peat Marwick LLP.*
23.2         Consent of Lovelace, Roby & Company, P.A.*
23.3         Consent of Sonnenschein Nath & Rosenthal (see Exhibit 5).
24.1         Powers of Attorney.*
------------------------------------
* As previously filed.